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                                                                     Exhibit 4.1


May 19, 1999


ARI Network Services, Inc.
330 East Kilbourn Ave.
Milwaukee, WI 53202

Gentlemen:

This will confirm that, effective as of April 20, 1999, WITECH Corporation ("WITECH") consented to the merger of Network Dynamics Incorporated ("NDI") with and into ARI Network Services, Inc. ("ARI") pursuant to the terms of that certain Agreement and Plan of Merger dated April 21, 1999 by and among ARI, NDI and Messrs. R. Gale King ("King") and K. Shae Murphy ("Murphy").

This will further confirm that the terms and provisions of that certain Assumption, Loan Modification and Security Agreement dated May 13, 1999 by and among Citizens and Farmers Bank ("C&F"), NDI, ARI, King and Murphy, the obligations assumed thereunder by ARI and the liens created thereby do not violate any aspects of, and constitute a permitted exception to the limitation on liens by ARI contained in, any documents evidencing any indebtedness owed to WITECH by ARI.

Sincerely,

WITECH CORPORATION

/s/ Fran Brzezinski
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    Fran Brzezinski